                                                                                                      EXHIBIT 11
                                                                                                      ----------

                                 TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                             EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE

                                                                 For Three Months Ended    For Nine Months Ended
                                                                 ----------------------    ---------------------
                                                                   Sept 30     Sept 30      Sept 30     Sept 30
                                                                    2000        1999         2000        1999
                                                                  --------    --------     --------    --------
Net income (in millions).......................................   $    679    $    402     $  2,425    $  1,006
  Add: Interest, net of tax effect, on convertible
           debentures assumed converted........................          2          --            4          --
                                                                  --------    --------     --------    --------
Adjusted net income............................................   $    681    $    402     $  2,429    $  1,006
                                                                  ========    ========     ========    ========


DILUTED EARNINGS PER COMMON AND DILUTIVE POTENTIAL COMMON SHARE:
Weighted average common shares outstanding (in thousands)......  1,720,890   1,680,748    1,712,804   1,675,210
  Weighted average dilutive potential common shares:
    Stock option and compensation plans........................     65,358      69,938       71,049      64,086
    Convertible debentures.....................................      5,625          --        4,496          --
                                                                 ---------   ---------    ---------   ---------
Weighted average common and dilutive potential common shares...  1,791,873   1,750,686    1,788,349   1,739,296
                                                                 =========   =========    =========   =========


Diluted earnings per common share..............................  $     .38   $     .23    $    1.36   $     .58
                                                                 =========   =========    =========   =========



BASIC EARNINGS PER COMMON SHARE:
Weighted average common shares outstanding (in thousands)......  1,720,890   1,680,748    1,712,804   1,675,210
                                                                 =========   =========    =========   =========


Basic earnings per common share................................  $     .39   $     .24    $    1.42   $     .60
                                                                 =========   =========    =========   =========